EXHIBIT 99.2

On November 3, 2016, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation's 2016 Third Quarter Financial Results Conference Call. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session. At that time, if you have a question, you will need to press star, one, on your touch-button phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.inTEST.com.

I will now turn the call over to inTEST's Investor Relations Consultant, Laura Guerrant. Please go ahead.

Laura Guerrant-Oiye:

Thank you, Lorie. And thank you for joining us for inTEST's 2016 Third Quarter Financial Results Conference Call. With us today are Robert Matthiessen, President and CEO; Hugh Regan, Treasurer and Chief Financial Officer; and Jim Pelrin, Executive Vice President.

Mr. Matthiessen will briefly review highlights from the third quarter as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and, discuss guidance for the fourth quarter. We'll then have time for any questions. If you've not yet received a copy of today's release, a copy can be obtained on inTEST's website, www.intest.com.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, our ability to implement and execute the 2015 Repurchase Plan, changes in business conditions in the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets, progress of product development programs, increases in raw material and fabrication costs associated with our products and other risk factors set forth from time to time in the company's SEC filings, including, but not limited to inTEST's periodic reports on Form 10-K and Form 10-Q.

The company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Bob Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thanks for the intro, Laura. I'd like to welcome everyone to our 2016 Third Quarter Conference Call. I'll review some of the highlights, our markets and what we are seeing in our customer base, and then Hugh will review the financial results in detail.

Q3 results were again strong. Net revenue, gross margin, net earnings and earnings-per-share all increased on both sequential basis as well as a year-over-year, and exceeded our guidance range. These results were fueled predominantly by our thermal division, which had revenue growth of nearly 20% sequentially. The telecom market was a significant component of our thermal division revenues with both bookings in net revenues increasing from the prior quarter. Outside of the semiconductor industry, telecom has been the strongest sector for our business this year and lastly, profitability remains the hallmark of our business and we continue to generate cash. At the end of the quarter, cash and cash equivalents were at record levels.

Now, let me look at the thermal products segment. As I just alluded, our thermal products segment, which is our largest and most profitable division, was the major contributor to the quarter's strong results. We strategically diversified this segment, resulting in new opportunities in industrial testing and broadening our end market penetration into electronics test applications in various growth markets including automotive, consumer electronics, military/aerospace, energy, industrial and telecommunications.

In addition, new product offerings have opened industrial markets outside of tests, both OEM and end-user applications. Thermal product segment bookings for the third quarter were $7.3 million compared with second quarter bookings of $8.2 million. Q3 thermal segment revenues were $6.6 million, compared with $5.6 million for the second quarter.

A few highlights of our thermal segment. We have a new U.S. customer in the medical industry with multiple locations who purchased three thermal platforms with additional systems expected. A major defense company purchased six ThermoStreams with custom enclosures and five thermal platforms. A major Korean semiconductor company purchased a ThermoSpot which is the first direct contact systems sold into Asia.

We had seven customers in India's semiconductor market that purchased our ThermoStreams, and in addition, we acquired a new European customer serving the automotive market with the purchase of a ThermoStream.

In process chiller systems, chiller bookings increased 52% over the second quarter, primarily from the defense market, where a major defense organization purchased its first ambient chiller, capping a successful multi-phased development project that should generate system orders over the next several years.

Now, let me turn to our EMS Products division. The EMS business was down slightly compared to the previous quarter, impacted by a robust first half year that satisfied high demand and the ongoing effects of customer consolidation. Automotive, consumer electronics and industrial markets continue to drive business in Q3 as it has throughout the year.

Q3 Mechanical Products segment bookings were $1.7 million, compared with $2.4 million for the prior quarter. And mechanical sales were $2.1 million compared with $2. 7 million from the second quarter. Q3 electrical products segment bookings were $2.3 million compared with $2.2 million reported in the second quarter.

Some highlights from the EMS group for the quarter included a major subcontractor in China who purchased production-volume docking and interface products for the Teradyne U-Flex test system. A major multinational IDM purchased an MDI setup for a new tester platform with production volumes expected in 2017, and a new customer in the U.S. purchased Intellidock docking hardware, and a new major OEM customer purchased one of the latest interface products.

So, key drivers for inTEST are the surging use of sophisticated electronics in automobiles, continued growth of telecommunications and internet backbone, and drive for improved semi device packaging, and the growth of the Internet of Things. By continually responding to the changes in our industry, we are well-positioned to meet the needs of our customers in their technological roadmaps.

Our long-term objectives center on diversified growth through acquisition and we continue to look for strategic opportunities. As we continue to execute on our differentiated product strategy, we believe the conditions for our long-term success remain firmly in place.

And with that, I'd like to turn the call over to Hugh to discuss our third quarter results in detail. Hugh?

Hugh Regan:

Thanks, Bob. Third quarter 2016 end user net revenues were $10.4 million, or 97% of net revenues, compared to $9.7 million, or 93% of net revenues in the second quarter. OEM net revenues were $341,000, or 3% of net revenues, down from $770,000, or 7% for the second quarter. Net revenues for markets outside semiconductor tests were $2.8 million, or 26% of net revenues compared to $2.5 million,, or 24% of net revenues in the second quarter.

The company's third quarter gross margin was $5.6 million, or 52%, as compared with $5.3 million, or 51% in the second quarter. The improvement in the gross margin was primarily the result of a reduction in our consolidated component material costs, which was partially offset by an increase in our fixed manufacturing costs (both in absolute dollar terms and as a percentage of our net revenues). Our consolidated component material costs were 33.0% in the third quarter, down from 34.6% in the second quarter.

The decrease in our consolidated component material costs was the result of decreases in the component material costs in our Thermal and Mechanical Products segments. Our Thermal Product segment's component material cost decreased from 32.4% in the second quarter, to 30.7% in the third quarter, while our Mechanical Products segment saw its component material costs decline from 37.5% to 36.4%, sequentially. These improvements were the result of more favorable product and customer mix in the third quarter as compared to the second quarter.

The component material costs in our Electrical Products segment were essentially unchanged, going from 36.8% in the second quarter to 36.9% in the third quarter. Our manufacturing costs increased by $90,000, or 7% sequentially, due to increased salary and benefit costs in our Thermal Products segment, and these costs, as a percentage of our net revenues, decreased from 12% in Q2.......

Robert Matthiessen:

Increased.

Hugh Regan:

Increased -- thank you, Bob -- from 12% in Q2 to 13% in Q3. Selling expense was $1.4 million for the third quarter, compared to $1.5 million in the second quarter, a decrease of $77,000, or 5%. The decrease was driven by reductions in spending on advertising and sales related travel.

Engineering and product development expense was $905,000 for the third quarter, compared to $982,000 for the second quarter, a decrease of $77,000, or 8% sequentially. The decrease was related to reduced product development costs in our Thermal Products segment.

General and administrative expense was $1.6 million for the third quarter compared with $2.1 million in the second quarter, a decrease of $571,000, or 27%. Our second quarter G&A expense included $456,000, or $0.04 per diluted share in acquisition related expenses compared to $23,000 of acquisition-related expenses in the third quarter. When adjusted to remove these items, third quarter G&A expense decreased $138,000, or 8% sequentially. The decrease was primarily the result of lower levels of stock-based compensation expense related to restricted stock awards granted to our three independent directors, which fully vested upon the re-election to our board at the end of the second quarter. In addition, there were lower levels of profit related bonuses and reduced professional fees in the third quarter as compared to the second.

Other income as $17,000 for the third quarter compared to $18,000 for the second quarter and we accrued income tax expense of $631,000 in the third quarter, compared to $263,000 accrued in the second quarter. Our effective tax rate increased to 37% in the third from 35% in the second quarter, and the increase in our effective tax rate was the result of the repatriation of $1.0 million from our German operation during the quarter, and the incremental U.S. income tax that needed to be accrued on that dividend.

At September 30, 2016, our deferred tax assets were $1.1 million and our remaining net loss carried forward was $1.0 million for domestic state (primarily California) and $70,000 for foreign related to our German operation. We expect that our tax rate for the fourth quarter of 2016 will be in the range of 34% to 36%.

Third quarter net income was $1.1 million, or $0.11 per diluted share, compared with second quarter net income of $486,000, or $0.05 per diluted share. Diluted average shares outstanding were 10,319,000 at September 30. We resumed our stock buyback in early September and during the third quarter, we repurchased 18,546 shares at a net cost of $72,000, or $3.85 per share. As of September 30, 2016 we had repurchased a cumulative total of 250,603 shares, or just under 2.5%, of our outstanding common stocks at a net cost of $997,000, or $3.95 per share. We had suspended our stock buyback in May 2016 as we commenced significant due diligence for an acquisition opportunity that had been expected to close on August 1, 2016.

Amortization and depreciation expense was $148,000 for the third quarter, and EBITDA was $1.9 million for the third quarter, up from $882,000 in EBITDA for the second quarter. Consolidated headcount at the end of September (which includes temporary staff) was 118, an increase of 1 from the staff level we had at June 30.

I'll now turn to our balance sheet. Cash and cash equivalents at the end of the second quarter were $26.3 million, up $1.3 million from June 30. We currently expect cash and cash equivalents to increase in the fourth quarter of 2016.

Accounts receivable was essentially unchanged sequentially at $6.7 million.

Inventory increased slightly by $83,000 to $3.4 million at September 30.

Capital expenditures during the third quarter were $118,000, down slightly from $126,000 in the second quarter, and represented new computer hardware related to a company-wide system upgrade and additions to our leased product inventory in our German operation.

Bob provided consolidated and segment revenue on booking data earlier in the call. The backlog at the end of September was $6.1 million, up from $5.7 million at the end of June.

In terms of our financial outlook, as noted in our earnings release, we expect that net revenues for the quarter ended December 31, 2016 will be in the range of $9 million to $10 million and that net earnings will range from $0.02 to $0.06 per diluted share. We currently expect that our Q4 2016 product mix will be consistent with Q3 and that the fourth quarter gross margin will range from 46% to 49%.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

At this time, I would like to remind everyone, if you would like to ask a question, please press star, then the number one, on your telephone keypad.

Mr. Regan, there are no questions at this time.

Hugh Regan:

Thank you very much, operator. We did have some questions submitted in advance of the call, so I'm going to bring those up now. The first one was, "You've talked in the past about margin enhancement and your margins were up again. What specific actions have you taken in this regard?" I'm happy to respond to that question.

Our margins have enhanced due to a number of actions we've taken in our mechanical and EMS business. It's a testament to the hard work that this team has done. We now make dollars at a lower breakeven point due to the fact that we've been able to make these margin enhancements and cost cuts, which have primarily been involved in several areas. One, some redesign of the products, two, some changes in the procurement operations and three, the increase in prices for certain manipulator products.

And as a result of this, we have really been able to improve this margin. In addition, our machine shop operation for this facility has been restructured and what was historically a cost center has turned into a profit center for this operation. So, this is just one example of an extreme focus on controlling costs while simultaneously looking at selective price increases to strengthen margins.

We have another question. "You've spoken before about strong demand in the telecom market from customers who sell optical transceivers. Can you describe recent trends you are seeing in that submarket, and how does that level of current business relate to prior quarters? Bob?

Robert Matthiessen:

Yes, that's true. Jim, I'm going to pass this question to you since it's from the thermal group. Why don't you answer that?

Jim Pelrin:

All right, Bob. Yes, the optical transceiver market has certainly come to life in the second and third quarter of this year in particular. It has been, historically in the last three years, a very strong market for us from the major players. It then became somewhat soft for three quarters, coming into this year. And what's happened is that many emerging companies in the market are developing 40 to 100- Gig products, primarily for data farms, and they have the demand from these smaller companies, particularly in Asia, has really taken hold and they have been feeding our results in the optical transceiver market. And we expect those are not going to be as strong as they were perhaps in the second quarter. We expect it's going to continue at a very healthy clip.

Operator:

This is the operator. We do have a question online from George Melan of MKH Management.

George Melan:

Thank you, operator. Good morning, guys.

Robert Matthiessen:

Good morning.

George Melan:

So, you had very strong bookings again in the non-semi space. Can you sort of talk a little bit about that? Maybe Jim, can you sort of elaborate on that? Is it a new product that you have or have you sort of cracked the code, have you got more mindshare in some of these verticals like telco? And in a way, is it sustainable?

Jim Pelrin:

Well, regarding telco, the major portion of telco is the optical transceiver market. Our ThermoStream product in the thermal division is the production tool of choice for providing a temperature environment in manufacturing for testing and tuning optical transceivers. That started many years ago, and about 2009, with one of the larger companies that spread to the other three major players and now, as I had just said, that same tool is being used by all of the emerging companies producing high-speed transceivers.

And yes, we see that's sustainable because the the data farm market is really going to go -- we believe is going to continue to expand and expand and expand. With IoT, really starting to take hold in the next year or so, I think that the amount of data that's going to need to be stored is going to absolutely mushroom over the next three to five years.

So, we continue to see this as a strong market. Now, the companies that we're dealing with now will probably eventually be saturated and we expect new companies to come on board. So, that's really the growth within the telecom market.

Other non-semi markets are more opportunistic with non-semi growth. We have a significant amount of business with a Tier 1 government contractor for our specialty products, several specialty products that I really can't discuss in any detail. But that's a multimillion dollar proposition for us. And we're finding an awful lot of business in satellite communication as well. That is a real strong market for us that we have been in in the past but not to the extent that we're in now.

So, I hope that answers your question.

George Melan:

Yes, it does in many ways. Thank you. I'll just follow up on that question. It seems like the non-semi bookings take somewhat longer than the semi bookings to translate into revenue. Is that because there is more development to be done or is there something particular about the nature of these orders.

Jim Pelrin:

Yes. We have two.types of bookings in semi. We have our standard -- our ThermoStream product line which is pretty much a standard product, and that can be converted from booking to revenue very quickly. But all of the rest, generally, are custom products that require design and development. In fact, we often receive NRE for this, and that's one of the reasons that it takes longer.

George Melan:

Got it. And there's more of the non-standard -- there's quite a bit of the standard in telco, but in non-telco, non-semi, it's more sort of nonstandard orders?

Jim Pelrin:

It's almost all custom.

George Melan:

OK, great. And Jim, can you elaborate just a little bit on the resources that you have to go after the non-semi market? How many people you have, or maybe that's too granular, but...

Jim Pelrin:

Well, I will say this, that over the past four or five years, we have transitioned our sales channel, which was entirely semi-centric, to electronic test-centric. And we are really spending a lot of time with the sales channel and they are spending a lot of time going outside the semi market. Most of the trade shows we go to are non-semi trade shows. The reason we have been so successful in the telecom market, which is non-semi, is because of this refocus.

George Melan:

OK. And you have dedicated people who are dealing with telco, or are you still too small in a way to have dedicated teams?

Jim Pelrin:

We don't have dedicated people, but our sales directors certainly go to every telco account personally several times a year.

George Melan:

OK, great. OK. Fantastic results. Thank you very much.

Operator:

At this time, there are no further questions. I will now turn the call to Bob Matthiessen for any closing comments.

Robert Matthiessen:

Thanks, Lorie. Thank you for your interest in inTEST. We look forward to updating you on our progress when we report our fourth quarter results in January.

Also, a quick reminder that we will be participating in the LD Microconference in Los Angeles on December 6 and the Midtown Cap Summit in New York City on December 8th. We look forward to seeing you. Thank you

[Non-material closing remarks omitted]

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